EXHIBIT 99.1



FIRST                                             22 West State Street
KEYSTONE                                          Media, PA 19063
FINANCIAL, INC.                                   610-565-6210

                        FOR IMMEDIATE RELEASE
                        ---------------------

CONTACT:  THOMAS M. KELLY, PRESIDENT
          (610) 565-6210

                 FIRST KEYSTONE FINANCIAL ANNOUNCES
                        FIRST QUARTER RESULTS

     Media, PA January 31, 2003 -- First Keystone Financial, Inc. (Nasdaq: FKFS), the parent holding company of First Keystone Federal Savings Bank, announced today a 19.6% percent increase in quarterly earnings for the Company. Net income for the quarter ended December 31, 2002 was $781,000, or $.39 per share, compared to $653,000, or
$.32 per share, for the same period last year.

     Operating results for the first quarter of fiscal 2003 reflected a $391,000, or 12.5%, increase in net interest income compared to the same period in fiscal 2002. The increase was the result of the Company's interest-bearing liabilities continuing to reprice downward to a greater degree than its interest-earning assets. Interest expense for the quarter ended December 31, 2002 decreased $931,000 compared to the quarter ended December 31, 2001 due to a 94 basis point decrease in the weighted average rate paid on interest-bearing liabilities, partially offset by a $13.8 million increase in the average balance of such liabilities. The decline in interest expense was offset, in part, by a decline in interest income for the quarter ended December 31, 2002 of $540,000 compared to the quarter ended December 31, 2001 due to a decrease in the average yield earned of 67 basis points, partially offset by a $16.3 million increase in the average balance of interest-earning assets.

     The Company's interest rate spread increased to 2.79% for the three months ended December 31, 2002 from 2.51% for the same period last year and the net interest margin increased to 2.98% for the first quarter of fiscal 2003 from 2.74% for the same period last year.

     On a linked quarter basis, however, net interest income decreased $53,000 in the first quarter of fiscal 2003 compared to the fourth quarter of fiscal 2002. Net interest margin decreased seven basis points from 3.05% for the three months ended September 30, 2002. During the quarter, the Company experienced a 22 basis point decrease in the yield earned on average interest-earning assets which was partially offset by a 16 basis point decline in the rates paid on interest-bearing liabilities. The slight compression in the net interest margin was primarily the result of the effects of having to reinvest at current low interest rates the high cash flows resulting from the continued high level of loan refinancings and prepayments of mortgage-related securities. The Company, based on the current rate environment, expects the compression in the net interest margin to continue.

"The challenge today is managing this low rate, steep yield curve to minimize interest rate risk while protecting the Company's net interest margin when interest rates eventually rise," stated First Keystone Financial Chairman, Donald S. Guthrie. "Going forward, the Company will also remain focused on increasing its market share through targeted marketing and the expansion of the Bank's branch network," Guthrie added.

     Total non-performing assets decreased to $4.1 million at December 31, 2002 from $5.4 million at September 30, 2002 due to the return to performing status of a $1.3 million commercial real estate loan. The Company's ratio of non-performing assets to total assets was 0.77% at December 31, 2002 compared to 1.04% at September 30, 2002.

     For the quarter ended December 31, 2002, non-interest income increased $156,000, or 34.1%, from the same period last year. The increase was primarily the result of a $124,000 increase in gains on the sale of loans as the Company continues to sell 30 year fixed-rate single-family residential loans in the secondary market.

     Non-interest expenses for the quarter ended December 31, 2002 increased $255,000, or 9.6%, from same period last year primarily due to compensation and employee benefit expenses and other non-interest expenses. The increase in compensation and employee benefit expenses was due to the hiring of additional personnel, higher costs of employee benefit plans and general compensation increases. Other non-interest expense increased $144,000, or 32.0%, primarily due to expenses primarily relating to the workout of three non-performing commercial real estate loans aggregating $2.4 million.

     The Company's total assets increased to $527.4 million at December 31, 2002 from $518.3 million at September 30, 2002. The asset growth was primarily attributable to an increase in cash and cash equivalents, loans receivable, and mortgage-related securities. Such growth was funded primarily through deposit growth. Total deposits increased $7.6 million, or 2.3%, to $338.4 million at December 31, 2002 from $330.8 million at September 30, 2002. Core deposits increased $8.2 million, or 5.3%, as a result of the Company's emphasis on commercial business accounts and related non-interest bearing checking accounts as well as continued increases in money market demand accounts, due in part to the continued uncertain investment climate in the equities market.

     Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations. The Company does not undertake and specifically disclaims any obligation to these forward-looking statements to reflect events or circumstances which occur after the date of such statements.

     First Keystone Federal Savings Bank, the Company's wholly owned subsidiary, serves its customers from seven full-service offices in Delaware and Chester Counties.

                 FIRST KEYSTONE FINANCIAL, INC.
                    SELECTED OPERATIONS DATA
              (In thousands except per share data)
                           (Unaudited)

                                                    Three Months Ended
                                                       December 31,
                                                    ------------------
                                                     2002        2001
                                                    ------------------
Net interest income                                 $3,510      $3,119
Provision for loan losses                              195         135
Non-interest income                                    614         458
Non-interest expense                                 2,924       2,669
                                                    ------------------
Income before income taxes                           1,005         773
Income tax expense                                     224         120
                                                    ------------------
Net income                                          $  781      $  653
                                                    ==================
Basic earnings per share                            $ 0.41      $ 0.34
Diluted earnings per share                            0.39        0.32
Dividends per share                                   0.10        0.09
Number of shares outstanding at end of period    2,011,541   2,040,515
Weighted average basic shares outstanding        1,906,521   1,909,276
Weighted average diluted shares outstanding      2,017,733   2,014,497
______________________________________________________________________

                    SELECTED FINANCIAL DATA
             (In thousands except per share data)
                            (Unaudited)
                                         December 31,    September 30,
                                             2002           2002
                                         -----------------------------
Total assets                               $527,364       $518,346
Loans receivable, net                       291,452        288,776
Investment securities and
 mortgage-related securities                168,744        166,298
Cash and cash equivalents                    30,121         24,623
Deposits                                    338,374        330,765
Borrowings                                  126,279        126,237
Loan loss allowance                           2,530          2,358
Company-obligated mandatorily redeemable
 preferred securities                        20,870         20,880
Total stockholders' equity                   32,750         32,795
Book value per share                         $16.28         $16.33
______________________________________________________________________

                            OTHER SELECTED DATA
                                (Unaudited)
                                                  At or for the
                                                Three Months Ended
                                                   December 31,
                                               --------------------
                                               2002            2001
                                               --------------------
Return on average assets (1)                    0.60%        0.53%
Return on average equity (1)                    9.59%        8.37%
Interest rate spread (1) (2)                    2.79%        2.51%
Net interest margin (1) (2)                     2.98%        2.74%
Interest-earning assets/interest-
 bearing liabilities                          106.20%      105.82%
Operating expenses to average assets (1)        2.26%        2.15%
Ratio of non-performing assets to
 total assets at end of period                  0.77%        0.54%
Ratio of loan loss allowance to non-
 performing assets at end of period            62.47%       84.63%

(1)    Annualized.
(2)    Adjusted for the effects of tax-free investments.